Cisco Signs Worldwide License to Utilize Datatec Systems'
                              eDeploy(TM) Solution

           Cisco Makes $10 Million Strategic Investment in eDeploy.com

FAIRFIELD, N.J., April 18 /PRNewswire/ -- Datatec Systems, Inc. (Nasdaq: DATC ), announced today that Cisco Systems, Inc. (Nasdaq: CSCO) has signed a worldwide license for eDeploy.com's process management tools. Cisco intends to make these solutions available to its Professional Services resources including Project Managers and Project Engineers supporting Cisco-led enterprise and service provider market implementations. Cisco has also committed to endorse eDeploy to its ecosystem of Professional Services providers and channel partners.

In a separate agreement, Cisco invested $10 million in eDeploy.com. eDeploy.com plans to use the investment from Cisco to support its growing development and support requirements and to initiate the launch of worldwide operations.

"The combination of a worldwide licensing agreement of eDeploy technologies and Cisco's strategic investment in eDeploy.com is the highest form of endorsement we could receive," said Isaac Gaon, Datatec's Chairman and Chief Executive
Officer. "We are further encouraged by the positive reactions we continue to receive for our e-enabled technologies and services as Datatec continues to evolve into a major player in the business-to-business e-commerce market."

"This investment in eDeploy.com is entirely fitting given our intentions to make eDeploy a standard deployment tool within Cisco's partner ecosystem," said Cas Skrzypczak, Senior Vice President of Customer Advocacy, for Professional Services and Service Provider markets at Cisco. "We anticipate that eDeploy will serve as a foundation for the collection, management and delivery of Cisco's best practices to our Professional Services organization, Worldwide channel partners and key deployment partners."

"We are very pleased with the enthusiastic reception to eDeploy-based solutions that we've experienced thus far," added Inder Sidhu, Cisco's Vice President for Worldwide Professional Services. "Our close working relationship over the past year has resulted in several mutual and significant customer wins and has facilitated rapid and accurate solution delivery."

About Datatec Systems, Inc.


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Datatec  specializes  in  the  rapid  deployment  and  installation  of  network infrastructure and computing technology. Its customers include Fortune 1000 companies and world-class technology providers who utilize Datatec's web-based eDeploy.com in delivering products to their own client base. The eDeploy.com process has combined the leverage of the Internet with Datatec's automated software solutions to deliver network and computing technology faster, more economically and with fewer defects. For more information visit Datatec at http://www.datatec.com.

About eDeploy.com, Inc.

eDeploy.com, a wholly owned subsidiary of Datatec Systems, Inc., is a recognized leader in the development and delivery of business-to-business e-commerce tools and processes that allow OEMs, systems integrators and service providers to configure and deploy complex network infrastructure and computing technologies faster, more economically and with fewer defects. For more information, visit http://www.edeploy.com.

About Cisco Systems, Inc.

Cisco Systems, Inc. (Nasdaq: CSCO - news) is the worldwide leader in networking for the Internet. News and information are available at the Cisco Press Room.

This Press Release  contains  forward-looking  statements  within the meaning of
Section 27A of the  Securities  Act of 1933 and  Section  21E of the  Securities
Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.